Exhibit 10.23

Ref: 75012008283015(2011)

SPD BANK

Factoring Agreement

SHANGHAI PUDONG DEVELOPMENT BANK

Factoring Agreement is made by and between Dalian Tongfa New Material Development Co., Ltd. (as "Client") and Shanghai Pudong Development Bank Dalian Branch (as "Factoring Bank").

Whereas:

a. Client and Buyer (defined as follow) have signed or will sign the Purchasing Contract and/or Service Contract (collectively as "Transaction Contract" ), according to which (a) Client provides goods or services to Buyer and thus has incurred or will incur the receivables due from Buyer under such Transaction Contract, (b) Client agrees to transfer the receivables thereunder to Factoring Bank as defined, and (c) Factoring Bank agrees to receives the receivables as per the Factoring Agreement.

b. Client and Buyer confirm the Factoring Agreement is the financing document subordinated to Credit Line Agreement, and referred as BC2011080200000526. Each and every term specified herein are incorporated into and as part of the Credit Line Agreement , provided that the Factoring Agreement enters into full force.

Two parties hereto agree on the receivable transaction as follow:

Article I Definition

1. Unless otherwise specified, the terms are defined and interpreted as below:

(1) Buyer means the buyer listed under the Application of Rights to Receivable Transaction furnished by Client.

(2) Transaction Agreement means the Purchasing Contract and/or Service Contract signed by and between Buyer and Client.

(3) Receivable(s) (or right to receivables) means Client's claim on Buyer defined in Article II paragraph 2, in order to transfer the subject.

(4) Invoice means the invoices that Factoring Bank redeems to accept as the confirmation to creditor's rights, including value-added invoice, business invoice and business tax invoice.

(5) Date of Invoice means the issuing date specified on the invoice.

(6) Due Date of Receivable means the maturity date of receivables subject to the Transaction Agreement or invoices.

(7) Grace Period means the period beginning from the due date of receivables, excepted to accelerated payment. The end of grace period is defined as the maturity date of credit.

(8) Date of Guaranteed Payment means the date when Factoring Bank executes payment liabilities in the buy-all factoring activity.

(9) Buyer's Credit Risk means the risks that Buyer goes into bankruptcy or refused to pay without reasonable reasons, excluding the risks of force majeure or business disputes.

(10) Bankruptcy has the meaning in accordance with China's laws and regulations when dealing with factoring activities within the territory of People's Republic of China (excluding Hong Kong, Macaw, and Taiwan); and the meaning in accordance with agreed practices by Import Factors (if any) in which country the Factoring Bank and Buyer are both located.

(11) Force Majeure means the unpredictable, inevitable and unstoppable situations, including but not limited to natural disasters, earthquakes, tornado, flood, fire, wars, riot, epidemic diseases, government manipulation, strike, stopoff, blackout, communication failure, internet system malfunction/breaking down, system and equipment malfunction. The party with the knowledge of force majeure should inform the other party in a early manner. Two parties shall work together to solve the problems, however the suffering party is not obligated under such occasion.

(12) Business Dispute means Buyer's any disputes on its payment liabilities,including but not limited to disputes that Buyer has paid to Client yet Client has defect in executing the agreement.

(13) Factoring means Factoring Bank assumes Buyer's credit risks as agreed with Client.

(14) Factoring Line means the maximum capital size Factoring Bank agree to accept related to Buyer's credit risks.

(15) Credit Line means the capital size Factoring Bank agree to invest to Client subject to the size of receivables.

(16) Credit Ratio means the maximum ratio of factored capitals to invoiced capitals in the factoring activity.

(17) Date: unless otherwise specified, the "Date" hereunder merely means the actual dates, NOT banks' operating dates. Banks' operating dates means SPD Bank's business date towards entities, excluding any Sundays, Saturday (except any operating day on Sunday or Saturday due to adjustment to legal holidays) or legal holidays.

Article II Transaction of Receivables

1. Prior to the transaction of receivables from Client to Factoring Bank, Client and Factoring Bank shall signed the Factoring Line Notices and Transaction Terms Notice, clarifying the terms and provisions related to the Transaction of Buyer's receivables. Unless two parties otherwise agreed, Client shall transfer to Factoring Bank all the receivables due from Buyer confirmed by the Factoring Line Notice and Transaction Terms Notice. Under any circumstances, Factoring Bank shall have the right to (a) require Client signing any Transaction Notice related to Buyer's receivables, and at the same time (b) retain the right of requiring Client or Factoring Bank per se to inform the Buyer related to transaction of receivables. When requiring Client to give Buyer the said notice, Factoring Bank shall have the right to request Client to furnish Buyer's confirmation letter about such transaction.

2. About transaction of receivables, Client shall file the Transaction Application of Creditor's Receivables to the Factoring Bank. At the same time, Client shall furnish relevant invoice (copy or original), cargo shipment confirmation and other documents deemed necessary by Factoring banks. The Transaction Application of Creditor's Receivables provided by Client shall be deemed a transaction offer. And if Factoring Bank fails to refuse within five days thereafter, Factoring Bank is deemed to have received the offer.

3. Factoring Bank simultaneously accepted the following rights to relevant receivables when transferring the said receivables. Factoring Bank shall be entitled to:

(a) the creditor's right to request Buyer's payment with any lawful measures;

(b) rights to compromise, extend the grace period and reconcile with Buyer;

(c) transferring the receivables to any other third party;

(d) endorsing the trading notes backed by receivables;

(e) executing any rights to any insurance, guarantee or effective contract related receivables. And

(f) according to laws or agreement, any other rights and relief under the said receivables enjoyed by Client.

4. The "transaction "specified herein is to transfer all the rights and interest under the Transaction Agreement. Any liabilities that are obligated to Client under the Transaction Agreement shall not be transferred along with creditor's rights to receivables, which means Client shall take any liabilities termed in Transaction Agreement.

Article III Representation, Guarantee and Promises

1. Client represents that: (a) efficient and complete authority/approval has been achieved regarding the Factoring Agreement herein and relevant documents, and (b) all the documents and other files provided to the Factoring Bank are true, correct, complete and effective.

2. About the buy-all factoring activities, Client represents that the transaction of receivables is:

(a) law-abiding, effective, and may be coerced for Buyer to execute as per laws or agreed;

(b) off any limitations;

(c) Buyer or any other third party shall not claim any rights to the receivables, including but not limited to creditor's rights, guarantee right or right of offset;

(d) free from any liabilities unless known by Factoring Bank;

(e) not categorized as delayed account or reorganized account;

(f) free from any priority related to receivable transaction.

3. Client guarantees to receive unconditional full disbursement at the due date of receivables.

4. Client promises the following.

(a) Opening Account. Factoring Bank will open a special account for Client in order to receive Buyer's payments required under receivables. Client shall be sure to inform Buyer the said account number.

(b) Files Required. Client promises to furnish financial sheets (e.g. annual, periodical or monthly) with Factoring Bank from time to time at Factoring Bank's request.

(c) Authorization. Client shall process, achieve, abide by and keep effective all the verifications, approvals, registrations or licenses required by laws and regulations, so that Client is able to execute the liabilities hereunder as a lawful entity.

(d) Change in Transaction Contract. After transferring the said receivables to Factoring Bank but before Factoring Bank assigning the said receivables to Client, without obtaining Factoring Bank's prior written consent, Client shall not (i)reach any agreements that intend to change the Transaction Agreement or any payment terms, or (ii) receive any discounts, kickbacks or similar arrangement.

(e) Re-factoring, Re-transaction or Other Rights. Client shall neither sign any re-factoring or transaction agreement with any other third party, nor setting up any other rights related to the said receivables.

5. Special Term for Group Client

If Client is group client, Client shall promise that :

(a) Client shall timely report to the actual fiduciary about related-party transactions accounting for 10% or above of its net assets, including (i) relationships among transaction parties, (ii) transaction subject and nature, (iii) transaction price or relevant percentage, (iv) pricing policy (including transactions without prices or with very low price).

(b) If the actual fiduciary (i) provides fake documents or conceals material operating/financial facts, (ii) alters the use of credit without Factoring Bank's consent, or use the credit to engage in illegal or rule-violated activities, (iii) uses fake contracts with related party that create non-existed receivables, in order to swindle capitals/credit from banks by discounting or pledges, (iv) refuses to accept investigations by financing banks over its credit use or related financial/operating activities, (v) incurs material occasions like merger, acquisition or reorganization which Factoring Bank believes may affect the safety of extended credit, and (vi) intentionally exits from bank's loan claims through related transactions.

Article IV Risk Assumption

1. Repurchasing Factoring Services. Factoring Bank shall not assume any credit risks from Buyer and Client shall unconditionally bear the payment liability when due. For buy-all factoring services, Factoring Bank shall take Buyer's credit risk as per the Factoring Agreement.

2. Buy-all Factoring Services. Unless otherwise specified herein, Factoring shall reimburse Client at the price of transacting receivables within five days upon the bankruptcy of Buyer. At the same time, Factoring Banks has the right to deduct any risk-free factoring amount, commission fee (if not paid yet), loans extended yet unpaid and accompanying interest ( as per Article VI herein), and any other deductions or setoffs all other factoring banks have the right to charge.

3. For buy-all factoring services subject to risk-restrictions stated in the Factoring Agreement herein, Factoring Bank shall reimburse to Client at the price of transacting receivables on the guaranteed date of payment, and shall have the right to deduct from the reimbursement any risk-free factoring amount, commission fee (if not paid yet), loans extended yet unpaid and accompanying interest, and any other deductions or setoffs all other factoring banks have the right to charge, provided that Buyer fails to pay part or whole of receivables Factoring Bank bear risks with at or before the guaranteed date of payment. Date of incurring Buyer's credit risk (as "guaranteed date of payment") is calculated as earlier of:

(i) 180 days after maturity date of receivables; or

(ii) the date when Client provides evidence of incurring Buyer's credit risk.

4. Before the maturity date of receivables, Factoring Bank shall terminate its obligation of assuming receivable-related risks if:

(a) Client fails to abide by each and all representations, guarantees or promises made hereunder;

(b) Client fails to execute its obligations specified herein;

(c) Buyer directly makes receivable-related payment to Client and Client fails to notice Factoring Bank or timely return the said payment to Factoring bank, before date of maturity;

(d) Buyer offers discounts as per the Transaction Agreement. For instances, within grace period Buyer offers discount to price and accepted by Client. Client's such behavior shall obtain prior written approval by Factoring Bank, and Client shall intend to pay the discounted amount to Factoring Bank in the first hand as early payment to interest and loan;

(e) Laws governing the Factoring Agreement herein is changed, thus making the transaction contemplated hereunder become illegal; or any policies or regulations issued by China's regulator or People's Bank of China lead to Factoring Bank's incapability of executing any rights or liabilities hereunder.

When the above-mentioned situation incurred, Client shall immediately repay the loan and interest for any loan already provided.

5. For buy-all factoring services, when Factoring Bank cancels the Factoring Line equivalent to the amount of receivables, Buyer's all the payments shall be deducted by risk-related amount assumed by Factoring Bank at the first hand, and by repaying loans provided by Factoring Bank.

6. For any receivables that Client has transferred to Factoring Bank yet Factoring Bank doesn't bear any risks related, Factoring Bank shall debit Client's account at the transaction price within three days upon receipt of Buyer's payment.

7. If Buyer incurs any business dispute on a specific flow of receivable, Factoring Bank shall freeze the relevant amount of factoring line until such dispute is solved, and the factoring line will be adjusted according to such dispute solution. Also, in case of force majeure, Factoring Bank shall freeze the relevant factoring line until the event is over.

8. Factoring Bank may transfer the said receivables to any third party, in consideration of proper terms and conditions. Thirty parties include but not limited to Buyer's factor or import factor. The said receivables undertaken or received by such third party shall not impact Factoring Bank's liabilities towards Client hereunder. At the same time, any payments from Buyer to the above-mentioned third party shall not be deemed to be received by Factoring Bank unless the payments has been deposited to Factoring Bank's account. Under such circumstance:

(a) Client shall abide by and execute any additional requirements, obligations or process that required by the third party and Factoring Bank from time to time. E.g. Client shall sign the notice or introductory letter that informs Buyer the change of fiduciary, and specify any transaction terms and provisions on the face of invoices at Factoring Bank's requirement;

(b) For any deduction or setoff entitled by the third party and regardless made towards Client, Buyer or Factoring Bank, Factoring Bank shall have the right to decide to make equivalent deduction or setoff from part or whole of receivables agreed between Factoring Bank and Client.

Article V Factoring Line, Credit Line and Currency Exchange

1. Factoring Line has two types - revolving and non-revolving. For any receivables transacted by Factoring Banks and have little impact on the risks restrictions herein, Factoring Bank shall factor the receivables within the restriction of factoring line (both in terms of percentage or amount). If Buyer pays the receivables, the equivalent amount of un-factored receivables will be revolved and redeemed as factored. But Factoring Bank may cancel or adjust the factoring line from time to time. For any receivables transacted after the date Factoring Bank informs Client about such adjustment, Factoring Bank shall assumes Buyer's risk subject to the adjusted factoring line. However, for any receivables contemplated before such adjustment, Factoring Bank shall continue to take Buyer risks subject to the original factoring line.

2. Credit Line has two types - revolving and non-revolving. For revolving loans, Client may use the credit line for one or several times. Loans already provided by Factoring Bank shall be deemed as credit, after paying off which, the credit line will be recovered and reinstated as available .

3. Under any circumstances, Factoring Bank shall have the right to base on the exchange rate provided by Factoring Bank per se, provided that currencies denoted on credit line, factoring line, invoice or buyer's payment are different. If the loan made hereunder has exceeded the credit line or factoring line due to currency translation, Factoring Bank shall have the right to require Client paying excessive amount immediately. In case that currencies of Client's payment (including authorized payment) and credit line are different, Factoring Bank shall be entitled to reimburse at the exchange rate determined by the Factoring Bank per se. So Client shall assume the currency risk.

Article VI Loan

1. Before the maturity date of relevant receivables, Client may apply for loans in accordance with agreed factoring line, Notice of Transaction Conditions and Application of Factoring Loans.

2. If loan percentage is restricted, loans on a single invoice shall not exceed such percentage.

Article VII Buyer's Payment

1. Factoring Bank shall have independent and exclusive right to execute Buyer's receivables transferred by Client. Unless Factoring Bank requires, Client shall not intervene or attempt to collect the said receivables.

2. For any payment from Buyer to Client regarding any transferred receivables, no matter in form of cash, check or other tradable notes, Client shall inform the bank immediately and return such payment to Factoring Bank. Client shall not endorse or treat such payment with other manners, but endorsing it to Factoring Bank or the person assigned by Factoring Bank is allowed. Before Client returned such payment to Factoring Bank, the Client shall be only treated as fiduciary to hold such payment, and shall endorse the related notes as required by the Factoring Bank.

3. Client and Factoring Bank particularly agree here, Buyer shall pay subject to the following rule: Factoring Bank may use Buyer's payment regarding the receivables transferred. if Buyer has no specific remarks, Factoring Bank shall be entitled to decide on its own if payment is used for covering receivables (i) of early maturity or (ii) with risks. For all the payments from Buyer, Factoring Bank shall have the right to reimburse Client's unpaid loans and interest before debiting Client account at the price of transaction.

Article VIII Debt Document

Factoring Bank shall abide by its practical standards to set up a accounting ledger related to all the activities herein. According to the ledger, debt documents shall be filed to confirm loans and interest and to record Buyer's payments. Unless there are obvious errors or opposite evidences, Client shall agree that such records are the effective proof to Client's debt status.

Article IX Liabilities and Default

1. Client's payment liability. If any event applies to Article IV Paragraph 4 herein, Client shall reimburse the proper amount in a quick manner. In case that Client fails to pay loan and interest timely, the remaining factoring loan shall be matured in advance, and Client shall be punished for delayed payment subject to the Factoring Line and Transaction Conditions Notice.

2. Revolving Creditor's Rights. When Client performs all the payment liabilities (including early payment) as per the Agreement herein, Factoring Bank may revolve the rights enjoyed by Buyer regarding receivables to Client, at Client's request. Such rights include notices to Buyer. And Factoring Bank shall debit Client's account for any payments received from Buyer.

3. Client authorizes the Factoring Bank, on behalf of Client, to reimburse any loan due to Factoring Bank from any of Client's accounts (whatsoever the currency types) open in Factoring Bank, regardless of whether such loan contemplated under the Agreement. The authorization therein is irrevocable. If any currency translation involved, the exchange rate provided by Factoring Bank shall be applied and currency risk shall be borne by Client.

Article X Governing Laws and Jurisdiction

The Factoring Agreement herein is governed and interpreted by laws of Peoples' Republic of China (excluding regions of Hong Kong, Macaw and Taiwan). Any disputes arising herefrom shall be solved under the exclusive jurisdiction of the court where Factoring Bank is located.

Article XI Effectiveness and Others

1. The Agreement shall be attached with seals by parties hereto, and signed by their legal representatives/agents. The Agreement comes into force at the date of signing, and continues to maintain effective unless otherwise agreed. For the purpose of terminating the Agreement, either party may inform the other in written form in advance of at least sixty days. In case of termination, the Agreement shall be binding on both parties regarding each party's liabilities. And such termination shall not impact any rights or liabilities of each party prior to the date of termination.

2. If any provision or provisions of the Agreement shall be held to be invalid, the enforceability and validity of the remaining Agreement shall not be affected.

3. Factoring Bank's extending grace period or delaying taking any measures against Client's default shall not (i) injure, impact or restrict Factoring Bank's any and all rights and interests as a creditor, (ii) be construed as Factoring Bank's approval for Client's default, nor (iii) be deemed as Factoring Bank relinquishes any rights to take any measures against Client's current or possible default in future.

4. All the Factoring Line Notice, Transaction Condition Notice, applications and other documents confirmed in the format of Factoring Bank or signed by both Factoring Bank and Client shall be deemed as unseparable part of the Agreement, and enter into full force as of the date of signing.

5. The Agreement is made in triplets, in Chinese, two held by Factoring Bank and one by Client, each having equal legal force.

Article XII Miscellaneous

None

The blank is left intentionally.

The Factoring Agreement herein is signed by parties hereunder on September 5th 2011. Client agrees that parties hereto have fully discussed each and every terms herein and correctly understood meanings of their rights, liabilities and exemptions, when signing the Agreement.

Client: (Seal)	Shanghai Pudong Development Bank (Seal)
/s/ Chuan Tao Zheng	/s/ Xin Hao Wang
Legal Representative:	Legal Representative: